Exhibit 99.1
BlackSky Promotes Henry Dubois to Chief Financial Officer, Company Reaffirms 2022 Revenue Guidance

Recent contract wins validate BlackSky’s platform, positions Company for long-term growth

HERNDON, Va. (June 15, 2022) -- BlackSky Technology Inc. (NYSE: BKSY) has promoted Henry Dubois to the position of Chief Financial Officer effective June 10, 2022.

Dubois joined BlackSky as chief development officer in August 2021 to lead the company’s growth and corporate development initiatives after having served as an advisor to the Company’s board since September 2018. Dubois will succeed Johan Broekhuysen who stepped down from his role as CFO on June 9. Broekhuysen will remain employed at BlackSky until August 11 to support transition efforts.

“Since joining BlackSky, Henry has been a vital member of the BlackSky executive team and instrumental in the Company’s growth. We are excited to further leverage Henry’s proven leadership in corporate finance and strategic partnerships as we execute our long-term strategy. We want to thank Johan for his contributions and we wish him the best,” said BlackSky CEO Brian E. O’Toole.

Dubois brings over 30 years of financial and executive experience in the commercial remote sensing industry. Before joining BlackSky, Dubois was the CFO at GeoEye, Inc. (NASDAQ: GEOY), a pioneer in the commercial satellite industry, where he helped scale the business from $30 million to $350 million of revenue. Prior to GeoEye, Dubois held several executive positions at DigitalGlobe, Inc., including president, CFO, and chief operating officer.

BlackSky also reaffirms its 2022 revenue guidance range of $58 million to $62 million.

“The recent billion dollar award from the U.S. National Reconnaissance Office (NRO), combined with growing international business momentum support our conviction in the 2022 revenue guidance,” added O’Toole.

About BlackSky

BlackSky is a leading provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets, and events on Earth.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it. BlackSky's Spectra AI software platform processes data from BlackSky's constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Exhibit 99.1

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to BlackSky. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause their assessments to change. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional risks and uncertainties are identified and discussed in BlackSky’s disclosure materials filed from time to time with the SEC which are available at the SEC's website at http://www.sec.gov or on BlackSky’s Investor Relations website at https://ir.blacksky.com.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com